Exhibit 10(tt)

BANK OF AMERICA CORPORATION

Plan Amendments

WHEREAS, Bank of America Corporation (the “Company”) has entered into or will enter into a Securities Purchase Agreement with the United States Department of the Treasury dated on or about Thursday, January 15 2009 (the “Agreement”); and

WHEREAS, pursuant to Sections 1.02(d)(iv)(A) and 4.10(a) of the Agreement, the Company is required to amend its “Benefit Plans” with respect to its “Senior Executive Officers,” in each case as such term as defined in the Agreement, in order to comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the guidance and regulations thereunder that have been issued and as in effect as of the “Closing Date” (as defined in the Agreement), including the rules set forth in 31 CFR Part 30, as and to the extent applicable to the Company’s Senior Executive Officers as provided in Section 4.10(a) of the Agreement; and

WHEREAS, pursuant to Sections 1.02(d)(iv)(A) and 4.10(b) of the Agreement, the Company is required to amend its “Benefit Plans” to limit any “golden parachute payments” to the “Other Senior Managers,” in each case as such term is defined in the Agreement, to the amounts permitted by the regulations relating to participants in the EESA Capital Purchase Program and the guidelines and rules relating thereto that have been issued and are in effect as of the Closing Date, including 31 CFR Part 30, as and to the extent applicable to the Company’s Other Senior Managers as provided in Section 4.10(b) of the Agreement; and

WHEREAS, pursuant to Sections 1.02(d)(iv)(A) and 4.10(c) of the Agreement, the Company is required to amend its “Benefit Plans” to provide that the aggregate amount of “Bonus Compensation” (as defined in the Agreement) that may be paid to the Senior Executive Officers and Other Senior Managers with respect to each of fiscal years 2008 and 2009 shall in no event exceed an amount equal to 60% of the aggregate “Prior Year Bonus Compensation” (as defined in the Agreement) paid to the person(s) employed in the position or positions (to the extent such positions have been restructured since 2007) during the 2007 fiscal year that are held by the Senior Executive Officers and Other Senior Managers as of the Closing Date;

WHEREAS, pursuant to Sections 1.02(d)(iv)(A) and 4.10(g) of the Agreement, the Company is required to administer its “Benefit Plans” to provide that, in the event that any Senior Executive Officer or Other Senior Manager receives a payment in contravention of the provisions of Section 4.10 of the Agreement, the Company shall promptly provide such individual with written notice that the amount of such payment must be repaid to the Company in full within fifteen business days following receipt of such notice and shall promptly inform the United States Department of the Treasury (a) upon discovering that a payment in contravention of a provision of Section 4.10 of the Agreement has been made and (b) following the repayment to the Company of such amount;

WHEREAS, the applicable “Benefit Plans” are the compensation, bonus, incentive and other benefit plans, arrangements and agreements of the Company; and

WHEREAS, for purposes of clarity, and notwithstanding any provision of any Benefit Plan, neither (a) the Company’s entry into the Agreement nor (b) the consummation of any transactions contemplated by the Agreement shall (i) constitute a “Change in Control” or any similar event or (ii) have the effect of a “Change in Control” or any similar event, in each case for purposes of any Benefit Plan; and

NOW, THEREFORE, the Company does hereby declare that each Benefit Plan is hereby amended effective as of the date hereof as follows:

1. Securities Purchase Agreement Compliance With Respect to Senior Executive Officers. Each Benefit Plan is hereby amended by adding the following provision as a final section to such arrangement:

“Securities Purchase Agreement Compliance With Respect to Senior Executive Officers. Solely to the extent, and for the period, required by that certain Securities Purchase Agreement between the Company and the United States Department of the Treasury dated on or about Thursday, January 15 2009 (the “Agreement”), and solely with respect to each “Senior Executive Officer” within the meaning of the Agreement: (a) the compensation of each Senior Executive Officer shall be limited in order to exclude incentives for such officers to take unnecessary and excessive risks that threaten the value of the Company; (b) the Company may recover any bonus or incentive compensation paid to the Senior Executive Officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (c) the Company shall be prohibited from making to each Senior Executive Officer and each Senior Executive Officer shall be ineligible to receive any “golden parachute payment” (defined for purposes of the Senior Executive Officers as any payment in the nature of compensation to (or for the benefit of) a Senior Executive Officer made on account of an “applicable severance from employment” (within the meaning of 31 CFR Part 30)).”

2. Securities Purchase Agreement Compliance With Respect to Other Senior Managers. Each Benefit Plan is hereby amended by adding the following provision as a final section to such arrangement:

“Securities Purchase Agreement Compliance With Respect to Other Senior Managers. Solely to the extent, and for the period, required by that certain Securities Purchase Agreement between the Company and the United States Department of the Treasury dated on or about Thursday, January 15 2009 (the “Agreement”), and solely with respect to each “Other Senior Manager” within the meaning of the Agreement, the amount of any “golden parachute payment” (within the meaning of 31 CFR Part 30) made to any Other Senior Manager shall be limited to the amounts permitted by the regulations relating to participants in the EESA Capital Purchase Program and the guidelines and rules relating thereto that have been issued and are in effect as of the Closing Date, including 31 CFR Part 30, as if such Other Senior Manager was a “Senior Executive Officer” for purposes of the EESA Capital Purchase Program (except that equity denominated awards settled solely in equity shall not be included in such limit on “golden parachute payments” to Other Senior Managers for these purposes).”

3. Securities Purchase Agreement Compliance With Respect to Senior Executive Officers and Other Senior Managers. Each Benefit Plan is hereby amended by adding the following provision as a final section to such arrangement:

“Securities Purchase Agreement Compliance With Respect to Senior Executive Officers and Other Senior Managers. Solely to the extent, and for the period, required by that certain Securities Purchase Agreement between the Company and the United States Department of the Treasury dated on or about Thursday, January 15 2009 (the “Agreement”), and solely with respect to the “Senior Executive Officers” and “Other Senior Managers” within the meaning of the Agreement: (a) the aggregate amount of “Bonus Compensation” that may be paid to the Senior Executive Officers and Other Senior Managers with respect to each of fiscal years 2008 and 2009 shall in no event exceed an amount equal to 60% of the aggregate “Prior Year Bonus Compensation” (in each case as defined in the Agreement and with such adjustments as are permitted by the Agreement) paid to the person(s) employed in the position or positions (to the extent such positions have been restructured since 2007) during the 2007 fiscal year that are held by the Senior Executive Officers and Other Senior Managers as of the “Closing Date” (within the meaning of the Agreement) (the “Bonus Pool Cap”); provided, that, with respect to fiscal year 2009, the Bonus Pool Cap may be increased by the Company pursuant to the terms of Section 4.10(c) of the Agreement; and (b) in the event that any Senior Executive Officer or Other Senior Manager receives a payment in contravention of the provisions of Section 4.10 of the Agreement, the Company shall comply with the provisions of Section 4.10(g) of the Agreement, and such individual shall repay the Company in full within fifteen business days following receipt of written notice from the Company that the amount of such payment must be repaid.”

4. Continuation of Affected Plans. Except as expressly or by necessary implication amended hereby, each Benefit Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Bank of America Corporation has caused this instrument to be executed by its duly authorized officer as of the 15th day of January, 2009.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
J. Steele Alphin, Chief Administrative Officer

FORM OF WAIVER

To Whom It May Concern:

In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s (hereafter, the “Treasury”) Troubled Asset Relief Program, including, without limitation, the Treasury’s purchases of preferred stock of my employer pursuant to the Securities Purchase Agreement dated as of October 26, 2008 and the Securities Purchase Agreement to be executed on or about January 16, 2009 (the “Subsequent Agreement”) (collectively, the “Programs”), I hereby voluntarily waive any claim against the United States or my employer or its directors, officers, employees and agents for any changes to my compensation or benefits that are required to comply with (i) the Emergency Economic Stabilization Act of 2008 and regulations or other guidance or requirements issued thereunder, including, without limitation, the regulation issued by the Treasury as published in the Federal Register on October 20, 2008, and (ii) as applicable to me, the provisions of the Subsequent Agreement (all such changes are collectively referred to as the “Limitations”).

I acknowledge that the Limitations may require modification of the employment, compensation, bonus, incentive, severance and other benefit plans, arrangements, policies and agreements (including, without limitation, any so-called “golden parachute” agreements), whether or not in writing, that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the Programs and I hereby consent to all such modifications. I further acknowledge and agree that if my employer notifies me in writing that I have received payments in violation of the Limitations, I shall repay the aggregate amount of such payments to the employer no later than fifteen business days following my receipt of such notice. I further acknowledge and agree that with respect to fiscal years 2008 and 2009 (i) the amount of any threshold, target or maximum bonus I will be eligible to earn and (ii) the performance goals that must be satisfied to earn such bonus, shall continue to be established, and subject to adjustment by, my employer in its discretion, consistent with the requirements of the Programs.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the Limitations (including without limitation, any claim for any compensation or other payments I would otherwise receive absent the Limitations, any challenge to the process by which the Limitations were adopted and any tort or constitutional claim about the effect of the foregoing on my employment relationship) and I hereby agree that I will not at any time initiate, or cause or permit to be initiated on my behalf, any such claim against the United States, my employer or its directors, officers, employees and agents in any local, state or federal agency, court or other body.

In witness whereof, I execute this waiver on my own behalf, thereby communicating my acceptance and acknowledgement to the provisions herein.

Respectfully,

Name:
Title:
Date: